Exhibit 10.2


             Description of Compensation Arrangement
          Between PG&E Corporation and Thomas G. Boren



Position:  Executive Vice President, President and Chief
Executive Officer of PG&E Corporation National Energy Group, with responsibility for all of PG&E Corporation's national businesses.

Compensation and Benefit Arrangement:

1. An annual base salary of $600,000 ($50,000 monthly) subject to possible increases through annual salary review plan.

2. A target annual incentive of $450,000, which equals 75% of base salary, in an annual incentive plan under which actual incentive dollars can range from $0 to $900,000 based on performance relative to established goals. This would be prorated for 1999.

3.  An annual perquisite allowance of $15,500.

4.  An award of 12,000 performance units under the Performance
    Unit Plan (PUP). The value of these units is tied to the price of PG&E Corporation common stock. The estimated target value of this award is $402,000 based on a value of $33.50 per share. A stock option grant of 150,000 shares of PG&E Corporation common stock. The 150,000 options will be granted and priced as of the day of election by the Board of Directors. The estimated value of this grant is $900,000, based on a Black-Scholes value of $6.00 per option.

5.  Participation in the PG&E Corporation Executive Stock
    Ownership Program. The program provides an incentive for achievement of certain stock ownership targets. Target ownership level is two times base salary. If ownership target achieved within one year, entitled to receive an incentive of $336,000, in the form of Phantom Stock units, which vest after three years.

6. One-time bonus of $250,000 payable within 30 days of date of hire, subject to normal payroll withholdings. At officer's election, all or a portion of this amount may be deferred into the PG&E Corporation Deferred Compensation Plan. If officer decides to leave PG&E Corporation within one year of start date, a prorated amount of this bonus must be refunded to the company.

7. Participation in and full recognition of officer's credited years of service with Southern Company under the PG&E Corporation supplemental defined benefit executive retirement plan. Benefit payable from the plan shall be reduced by any benefit payable from Southern Company's comparable plan, not including any special enhancement payable as part of separation from Southern.

8. Providing officer meets general business goals for 1999, 2000, and 2001, the Corporation will credit to officer's deferred compensation account an amount equal to $1,000,000 payable in three equal annual installments on December 31, 1999, December 31, 2000, and December 31, 2001. Should officer decide to terminate prior to the payment of an installment, that installment, as well as any

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    remaining installment, will be forfeited.  The credited funds will be allocated to the PG&E Corporation Phantom Stock Fund. Payment of credited funds will occur in accordance with officer's selected payout option under the terms of the PG&E Corporation Deferred Compensation Plan.

9.  Coverage under the PG&E Corporation Officer Severance Policy
    (a copy of which is enclosed) which provides for a severance benefit of two times pay plus annual target bonus in the event that officer's employment is terminated by the Corporation without cause. The Policy also provides for the continued vesting of (i) stock options, (ii) Phantom Stock units awarded under the Executive Stock Ownership Program, and (iii) other long-term incentive awards.

10. Participation in PG&E Corporation's health and welfare benefit plans.

11. Four weeks of paid vacation per year.

12. Executive relocation assistance. Benefit will include a mortgage subsidy equal to $20,000 per $100,000 of loan value, limited to a loan amount of $1,500,000. This subsidy is applicable to principle and interest only. The duration of the subsidy is five years, with a maximum subsidy of $300,000 ($60,000 per year). The subsidy will be paid directly to a company-designated lender, and the mortgage will be subject to minimum down payment requirements.

A number of compensation elements, as well as election as an officer of PG&E Corporation, are subject to Board of Directors' approval.